UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 21, 2006
LEAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11311	13-3386776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

21557 Telegraph Road, Southfield, MI		48034
(Address of principal executive offices)		(Zip Code)
(248) 447-1500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Item 8.01 — Other Events
On November 21, 2006, Lear Corporation (“Lear”) issued a press release announcing that it had priced its previously announced private offering of new senior notes. The press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference. The $900 million offering includes $300 million in senior notes due 2013 and $600 million in senior notes due 2016 (together, the “Notes”). The Notes will be senior unsecured obligations of Lear and will be guaranteed by certain of Lear’s subsidiaries. The $300 million of seven-year notes will be sold at par and will bear interest at a rate of 8.50%. The $600 million of ten- year notes will be sold at par and will bear interest at a rate of 8.75%. The financing is scheduled to close on November 24, 2006.
The Notes will be purchased by Citigroup Global Markets Inc. (“Citigroup”) and are expected to be eligible for resale under Rule 144A of the Securities Act of 1933, as amended (the “1933 Act”).
Lear intends to use the net proceeds from this offering to pre-fund the repayment or repurchase of the notes subject to the tender offer described below.
Lear issued another press release, also on November 21, 2006, announcing the commencement of the tender offer for up to $850 million aggregate principal amount of its 8.125% senior notes due 2008 and 8.11% senior notes due 2009. The tender offer will expire at midnight, New York City time, on December 19, 2006, unless extended. The terms and conditions of the tender offer are set forth in an Offer to Purchase that will be furnished to all holders of the 2008 and 2009 notes. The consummation of the tender offer is conditioned upon the $900 million private offering described above and other customary closing conditions. The press release is attached as Exhibit 99.2 hereto and is incorporated herein by reference.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits
99.1	Press Release of Lear Corporation issued November 21, 2006 regarding the $900 million private offering.

99.2	Press Release of Lear Corporation issued November 21, 2006 regarding the commencement of the tender offer.

SIGNATURE
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEAR CORPORATION,
a Delaware corporation

Date: November 21, 2006	By:	/s/ Shari Burgess
	Name:	Shari Burgess
	Title:	Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Lear Corporation issued November 21, 2006 regarding the $900 million private offering.

99.2	Press Release of Lear Corporation issued November 21, 2006 regarding the commencement of the tender offer.

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